Exhibit 99.1

Press Release	For Further Information: R. Troy Dewar, CFA Director, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Announces Second Joint Venture with Dai Nippon Printing

BROOKFIELD, CT—(Marketwired – May 17, 2017) —

•	Extends successful Taiwan partnership into a new joint venture targeting the growing and strategically important China semiconductor market

•	Optimizes investment composition and strategy, while offering advanced process technology and a broad product portfolio

Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today announced an agreement with Dai Nippon Printing Co., Ltd. (DNP) (Tokyo Stock Exchnage:7912) to form a joint venture focused on serving semiconductor manufacturers in China. The agreement states that a subsidiary of DNP will acquire 49.99% of Photronics' wholly foreign owned entity in Xiamen, China, with Photronics maintaining an ownership of 50.01%. The joint venture's financial statements will be included in the consolidated financial statements of Photronics. The joint venture, which will be called Photronics DNP Mask Corporation Xiamen (PDMCX), is subject to regulatory approvals and customary closing conditions, and is expected to close by the end of Photronics' fiscal year 2017.

PDMCX will be modeled after the successful joint venture formed by Photronics and DNP in 2014 to serve the Taiwan market, Photronics DNP Mask Corporation (PDMC). PDMCX will include the state-of-the-art photomask manufacturing facility currently under construction in Xiamen, China. The facility, which is scheduled to begin production by the end of 2018, will feature advanced process technology, experienced personnel, and high-end equipment; and should benefit through shared resources, investment and collaboration between PDMC, Photronics and DNP. Each party will contribute cash in proportion to their ownership to fund the previously announced $160 million investment over five years.

"This combination is a testament to our great success in Taiwan and a strong desire by each party to extend this winning partnership into China for the benefit of local customers and the development of industry infrastructure," said Peter Kirlin, chief executive officer of Photronics. "The growing importance of the China semiconductor market requires that we bring superior global resources and a broad spectrum of cutting edge technologies and methods in order to best ensure our customers' success. The formation of this joint venture provides beneficial critical mass to accelerate meeting those objectives. China customers will benefit through local access to advanced manufacturing processes, industry leading technology, and world-class customer support to improve their time to market and yield ramp. The joint venture also provides an optimal solution for shareholders as we are able to improve capital efficiency while offering advanced process technology and a broad product portfolio."

"We are extremely satisfied with our relationship with Photronics in Taiwan, and very excited to extend this relationship into the critical China market," said Mitsuru Tsuchiya, Corporate Officer of DNP. "In Taiwan, we have been able to accomplish much more together than we could have separately, and I'm confident that together we will enjoy similar success in China. Our partnership brings the commitment, technology and manufacturing strength of DNP and Photronics to jointly serve the expanding China market, through industry leading local capability backed up by the global technology and manufacturing resources of both parent companies."

In a separate press release issued today, Photronics announced second quarter fiscal 2017 results for the period ended April 30, 2017.

Conference Call

A conference call is scheduled for 8:30 a.m. Eastern time on Wednesday, May 17, 2017. The call can be accessed by logging onto Photronics' web site at www.photronics.com.  The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics' web site for instant replay access.

About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics' web site involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as "believes", "expects", "anticipates", "plans", "projects", and similar expressions.  Accordingly, there is no assurance that the Company's expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.